WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK

400,000 Shares

FOR VALUE RECEIVED, Crown Energy Corporation (the "Company"), a Utah corporation, hereby certifies that Ladenburg Thalmann & Co. Inc., or its permitted assigns are entitled to purchase from the Company, at any time or from time to time commencing May 18, 1999, and prior to 5:00 p.m., New York City time then current, on May 18, 2003, (i) 150,000 fully paid and non-assessable shares of the common stock. $0.02 par value, of the Company at an aggregate purchase price of $225,000 (computed on the basis of $1.50 per share, "Per Share Warrant Price A"), (ii) 150,000 fully paid and non-assessable shares of the common stock, $0.02 par value, of the Company at an aggregate purchase price of $300,000 (computed on the basis of $2.00 per share, "Per Share Warrant Price B") and (iii) 100,000 fully paid and non-assessable shares of the common stock, $0.02 par value, of the Company at an aggregate purchase price of $250,000 (computed on the basis of $2.50 per share, "Per Share Warrant Price C"). (Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefor, is referred to as the "Common Stock," (ii) the shares of the Common Stock purchasable hereunder are referred to as the "Warrant Shares," (iii) the overall aggregate purchase price payable hereunder for all of the Warrant Shares is referred to as the "Aggregate Warrant Price," (iv) the prices payable hereunder for each of the shares of the Warrant Shares are referred to, respectively, as "Per Share Warrant Price A," "Per Share Warrant Price B" and "Per Share Warrant Price C" (collectively, the "Per Share Warrant Prices") and
(v) this warrant and all warrants hereafter issued in exchange or substitution for this warrant are referred to as the "Warrants.") The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Prices are subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing each of the individual aggregate purchase prices ($225,000, $300,000 and $250,000, respectively) by each respective Per Share Warrant Price in effect immediately after such adjustment.

1.       Exercise of Warrant.

(a) This Warrant may be exercised, in whole at any time or in part from time to time, commencing May 18, 1999 (the "Commencement Date"), and prior to 5:00 p.m., New York City time then current, on May 18, 2003 (the "Expiration Date"), by the holder of this Warrant (the "Holder") by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection 10(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Except as indicated below, payment for the Warrant Shares shall be made by certified or official bank check, payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant has not been exercised and setting forth the proportionate part of the Aggregate

Warrant Price and the Per Share Warrant Prices applicable to such Warrant Shares as well as the number of Warrant Shares that applies to each Per Share Warrant Price. Upon such exercise and surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay cash equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(b) In lieu of exercising this Warrant in the manner set forth in Subsection 1(a) above, this Warrant may be exercised between the Commencement Date and the Expiration Date by surrender of the Warrant without payment of any other consideration, commission or remuneration, together with the cashless exercise subscription form at the end hereof, duly executed. The number of shares to be issued in exchange for the Warrant shall be the product of (x) the excess of the average of the market price, as defined in Subsection 5(f), of the Common Stock for the ten (10) days preceding the date of surrender of the Warrant and the exercise subscription form over each of Per Share Warrant Price A, Per Share Warrant Price B and Per Share Warrant Price C, as the case may be, and (y) the number of shares subject to issuance upon exercise of the Warrant at each of the Per Share Warrant Prices, divided by the market price of the Common Stock as calculated in clause (x). Upon such exercise and surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the number of whole shares of the Common Stock to which the Holder shall be entitled and, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay cash equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, pursuant to the provisions of this Warrant.

2.       Reservation of Warrant Shares.

         The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, such number of shares of the Common Stock and such amount of other securities and properties as from time to time shall be deliverable to the Holder upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer (except such as may be imposed under applicable federal and state securities laws) and free and clear of all preemptive rights and all other rights to purchase securities of the Company.

3.       Protection Against Dilution.

(a) If, at any time or from time to time after the date of this Warrant, the Company shall distribute to all of the holders of its outstanding Common Stock,
(i) securities other than shares of Common Stock, or (ii) property, other than cash dividends without payment therefor, with respect to Common Stock, then, and in each such case, the Holder, upon the exercise of this Warrant, shall be

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

entitled to receive the securities and property which the Holder would have held on the date of such exercise if, on the date of this Warrant, the Holder had been the holder of record of the number of shares of the Common Stock subscribed for upon such exercise and, during the period from the date of this Warrant to and including the date of such exercise, had retained such shares and the securities and properties receivable by the Holder during such period. Notice of each such distribution shall be forthwith mailed to the Holder.

(b) If, at any time or from time to time after the date of this Warrant, the Company shall (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Prices in effect immediately prior to such action shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which he would have owned or been entitled to received immediately following the happening of any of the events described above had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this Subsection 3(b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subsection 3(b), the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Prices between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

(c) Except as provided in Subsection 3(e) hereof, in case the Company shall hereafter issue or sell any shares of Common Stock for a consideration per share less than any of the Per Share Warrant Prices in effect immediately prior to such issuance or sale, Per Share Warrant Prices for such class of warrant shall be adjusted as of the date of such issuance or sale so that the same shall equal the price determined by dividing (i) the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by such Per Share Warrant Price plus (B) the consideration received by the Company upon such issuance or sale by (ii) the total number of shares of Common Stock outstanding after such issuance or sale.

(d) Except as provided in Subsection 3(e) hereof, in case the Company shall hereafter issue or sell any rights, options, warrants or securities convertible into Common Stock entitling the holders thereof to purchase the Common Stock or to convert such securities into Common Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such rights, options, warrants or convertible securities plus the total consideration, if any, payable to the Company upon exercise or conversion thereof (the "Total Consideration") by (ii) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) less than any of the Per Share Warrant Prices then in effect on the date of such issuance or sale, Per Share Warrant Prices for such class of warrant shall be adjusted as of the date of such issuance or

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

sale so that the same shall equal the price determined by dividing (i) the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance or sale multiplied by such Per Share Warrant Price plus (B) the Total Consideration by (ii) the number of shares of Common Stock outstanding on the date of such issuance or sale plus the maximum number of additional shares of Common Stock issuable upon exercise or conversion of such securities.

(e) No adjustment in the Per Share Warrant Prices shall be required in the case of (i) the issuance of shares of Common Stock upon the exercise of options which have been granted under the Company's Stock Option Plan as in effect on the date hereof. (ii) the issuance of shares pursuant to the exercise of this Warrant, or
(iii) shares of Common Stock issuable upon the exercise or conversion of any rights, options, warrants or securities convertible into Common Stock which are outstanding as of the date of this Warrant or which the Company is contractually obligated to issue as of the date of this Warrant.

(f) In case of any consolidation or merger to which the Company is a party other then a merger or consolidation in which the Company is the continuing corporation or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another entity (including any exchange effectuated in connection with a merger of any other corporation with the Company), the Holder of this Warrant shall have the right thereafter to convert such Warrant into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Subsection 3(f) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. Notice of any such consolidation, merger, statutory exchange, sale or conveyance, and of said provisions so proposed to be made, shall be mailed to the Holder not less than twenty (20) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(g) No adjustment in the Per Share Warrant Prices shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments which by reason of this Subsection 3(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further, however, that adjustments shall be required and made in accordance with the provisions of this
Section 3 (other than this Subsection 3(g)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Common Stock. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in each of the Per Share

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

Warrant Prices, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

(h) Whenever any of the Per Share Warrant Prices is adjusted as provided in this
Section 3 and upon any modification of the rights of the Holder of this Warrant in accordance with this Section 3, the Company shall, at its own expense, within ten (10) days of such adjustment or modification, deliver to the holder of this Warrant a certificate of the Principal Financial Officer of the Company setting forth the Per Share Warrant Prices and the number of Warrant Shares after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same. In addition, within thirty (30) days of the end of the Company's fiscal year next following any such adjustment or modification, the Company shall, at its own expense, deliver to the Holder of this Warrant a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the same information as required by such Principal Financial Officer Certificate.

(i) If the Board of Directors of the Company shall declare any dividend or other distribution in cash with respect to the Common Stock, the Company shall mail notice thereof to the Holder not less than ten (10) days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution.

(j) In the case of the issuance of Common Stock for consideration in whole or in part other than for cash, the consideration other than cash shall be deemed to be the fair value thereof determined in accordance with Generally Accepted Accounting Practices ("GAAP").

(k) In the case of the issuance of Common Stock for cash, the consideration paid shall be deemed to be the amount of cash paid therefore before deducting any reasonable commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

4.       Fully Paid Stock; Taxes.

The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant in accordance with the terms hereof shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights or other contractual rights to purchase securities of the Company, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Prices. The Company further covenants and agrees that it will pay, when due and payable, any and all federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

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

5.       Registration Under Securities Act of 1933.

(a) The Company agrees that twice during the period commencing on May 18, 1999 and ending on May 18, 2003, the Holder and/or the Holders of the Warrants and/or Warrant Shares who or which shall hold not less than 50% of the Warrants and/or Warrant Shares outstanding at such time and not previously sold pursuant to this
Section 5, request (the "Registration Request") that the Company file a registration statement under the Securities Act of 1933 (the "Act") covering all or any of the Warrant Shares, the Company will (i) promptly notify the Holder and all other registered holders, if any, of other Warrant and/or Warrant Shares that such registration statement will be filed and that the Warrant Shares which are then held, and/or which may be acquired upon the exercise of Warrants, by the Holder and such holders will be included in such registration statement at the Holder's and such Holders' request, (ii) cause such registration statement to cover all Warrant Shares which it has been so requested to include, (iii) use its best efforts to cause such registration statement to become effective as soon as practicable and to remain effective and current for a period of at least ninety (90) days and (iv) take all other action necessary under any federal or state law or regulation of any governmental authority to permit all Warrant Shares which it has been so requested to include in such registration statement to be sold or otherwise disposed of and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for the Holder and such Holders to effect the proposed sale or other disposition. The Registration Request shall (i) express the Holders' present intent to offer such Warrant Shares for distribution, (ii) describe the nature or method of the proposed offer and sale thereof, and (iii) undertake to provide all such information and materials and to take all such action as may be required in order to permit the Company to comply with all applicable requirements of the Securities and Exchange Commission (the "Commission"). Following receipt of the Registration Request in writing, the Company shall promptly notify in writing the remaining Holders, if any, of its receipt of the Registration Request and advising them that they shall have twenty (20) days to notify the Company of their intention to participate in the Registration under Subsection 5(a) and to provide the same information as those Holders initiating the Registration Request. After giving the Holders not less than 48 hours prior written notice, the Company shall be entitled to cause the offering of such amount of other securities for sale to the public on its own behalf or on behalf of other shareholders of the Company as the Company shall request to be included, upon the same terms (including the method of distribution) of any such offer; provided, however, that the Company shall not be entitled to include such additional shares in any registration if the Holders initiating the Registration Request are advised by their investment banking firm that the inclusion of such other securities will, in its reasonable judgment, interfere with the orderly sale and distribution of the Warrant Shares being offered by the Holders or will materially and negatively affect the marketability or pricing of such Warrant Shares.

(b) Notwithstanding any provision to the contrary contained herein, the Company's obligations to file any registration statement pursuant to Subsection 5(a) shall be limited as follows:

         (i) The Company shall not, under any circumstances, be required to register fewer than 100,000 Warrant Shares pursuant to a Registration Request made under Subsection 5(a).

         (ii) The Company's Board of Directors may elect not to register any shares if the Holders can then immediately sell all the Warrant Shares subject

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to the Registration Request publicly pursuant to Rule 144, promulgated under the
Act (or another similar exemption permitting resale in the United States);

         (iii) If the Company shall have effected a registration, the Company shall not be required to effect a registration pursuant to this Section 5 until a period of ninety (90) days shall have elapsed from the effective date of the most recent such previous registration;

         (iv) If, in the reasonable judgment of the Board of Directors of the Company, a registration at the time and on the terms requested would materially adversely affect any financing, acquisition, merger or similar transaction (collectively, a "Transaction") by the Company under consideration by the Board of Directors, as demonstrated by an agreement or other writing signed by the subject of the proposed Transaction, prior to the Registration Request, the Company shall not be required to effect the registration pursuant to Subsection 5(a) until the earliest of (x) ninety (90) days after the completion of such financing, (y) the termination of any "blackout" required by the underwriters, initial purchasers or placement agents, if any, in connection with such financing, or (z) promptly after abandonment or termination of such financing, provided, however, this Subparagraph (iv) shall not allow the Company to delay filing a registration statement pursuant to a Registration Request made within one (1) year before the expiration date of the Warrant;

         (v) If the underwriter, if any, engaged in managing the subject registration reasonably advises the Holders initiating the Registration Request in writing that marketing factors require a limitation of the Warrant Shares to be underwritten, then the number of shares of Warrant Shares that may be included within the registration shall be allocated among all Holders desiring registration pro rata, according to the number of Warrant Shares owned by each registering Holder; provided, however, that the number of Warrant Shares to be included within the underwriting shall not be reduced unless all other securities are first entirely excluded from the underwritings and the Holders of any excluded Warrant Shares shall subsequently be entitled to request registration of such shares pursuant to Subsection 5(a). In such event, the Holders have the right to require the Company to file a post effective amendment to the registration statement, covering the remaining Warrant Shares in this Registration Request, within ninety (90) days after the effective date of this offering.

(c) The Company agrees that if, at any time, and from time to time during the period ending on May 18, 2005, the Board of Directors of the Company shall authorize the filing of a registration statement excluding registrations on Form S-8, Form S-4 or similar Forms (any such registration statement being sometimes hereinafter called a "Subsequent Registration Statement") under the Act (otherwise than pursuant to Subsection 5(a) hereof) in connection with the proposed offer of any of its securities by it or any of its shareholders, the Company will (i) promptly notify the Holder and all other registered Holders, if any, of other Warrants and/or Warrant Shares that such Subsequent Registration Statement will be filed and that the Warrant Shares which are then held, and/or which may be acquired upon the exercise of the Warrants, by the Holder and such Holders will be included in such Subsequent Registration Statement at the Holders and such Holder's request, (ii) cause such Subsequent Registration Statement to cover all Warrant Shares which it has been so requested to include,

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

(iii) cause such Subsequent Registration Statement to become effective as soon as practicable and to remain effective and current for a period of at least ninety (90) days and (iv) take all other action necessary under any federal or state law or regulation of any governmental authority to permit all Warrant Shares which it has been so requested to include in such Subsequent Registration Statement to be sold or otherwise disposed of and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for the Holder and such Holders to effect the proposed sale or other disposition:

         (i) If the managing underwriters of a registration undertaken pursuant to this Subsection 5(c) reasonably determine and advise the Company in writing that marketing factors require a limitation of the number of Warrant Shares to be included in the registration, the Company shall include in such registration
(x) first, the securities the Company proposes to sell, (y) second, the Warrant Shares requested to be included in the registration, pro rata among the Holders desiring to register shares, and (z) third, any other securities requested to be included in such registration pursuant to other piggy-back registration rights. In such event, the Holders have the right to require the Company to file a post effective amendment to the registration statement, covering the remaining Warrant Shares in this Registration Request, within ninety (90) days after the effective date of this offering;

         (ii) The Company's obligation to register the Warrant Shares under this Subsection 5(c) shall be dependent upon the Holders desiring registration providing undertakings to provide all such information and materials and to take all such action as may be required in order to permit the Company to comply with the applicable requirements of the Commission;

         (iii) In connection with any such registration, the Company shall have the right to select the managing underwriters to administer any offering of the Company's securities provided that such managing underwriters shall be qualified; and

         (iv) Notwithstanding anything in this Warrant to the contrary, (x) the Company may withdraw any registration statement at any time before it becomes effective, or postpone the offering of the securities, without obligation or liability to the Holders desiring registration and (y) all rights provided within this Subsection 5(c) shall terminate when the Holders may sell all Warrant Shares immediately under Rule 144, promulgated under the Act.

(d) Whenever the Company is required pursuant to the provisions of this Section 5 to include Warrant Shares in a registration statement, the Company shall (i) furnish each Holder of any such Warrant Shares and each underwriter of such Warrant Shares with such copies of the prospectus, including the preliminary prospectus, conforming to the Act (and such other documents as each such Holder or each such underwriter may reasonably request) in order to facilitate the sale or distribution of the Warrant Shares, (ii) use its best efforts to register or qualify such Warrant Sharers, under the blue sky laws (to the extent applicable) of such jurisdiction or jurisdictions as the Holders of any such Warrant Shares and each underwriter of Warrant Shares being sold by such Holders shall reasonably request and (iii) take such other actions as may be reasonably necessary or advisable to enable such Holders and such underwriters to consummate the sale or distribution in such jurisdiction or jurisdictions in which such Holders shall have reasonably requested that the Warrant Shares be sold.

(e) The Company shall pay all expenses incurred in connection with any registration or other action pursuant to the provisions of this Section 5 of the Warrant Shares covered by such registration incurred in connection with such registration or other action, other than underwriting discounts and applicable transfer taxes relating to the Warrant Shares and the attorneys' fees and expenses of the Holders.

(f) The market price of Common Stock shall mean the price of a Share of Common Stock on the relevant date, determined on the basis of the last reported sale price of the Common Stock as reported on the NASDAQ National Market System ("NASDAQ"), or, if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations as so reported, or, if the Common Stock is not listed on NASDAQ, the last reported sale price of the Common Stock on such other national securities exchange upon which the Common Stock is listed, or, if the Common Stock is not listed on any national securities exchange, on the basis of the average of the closing bid and asked quotations on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotations System, or, if not so quoted, as reported by National Quotation Bureau, Incorporated or a similar organization.

6.       Indemnification.

(a) The Company agrees to indemnify and hold harmless each selling holder of Warrant Shares and each person who controls any such selling holder within the meaning of Section 15 of the Act, and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, joint or several, to which any selling holder of Warrant Shares or they or any of them may become subject under the Act or otherwise and to reimburse the persons indemnified as above for any legal or other expenses (including the cost of any investigation and preparation) incurred by them in connection with any litigation or threatened litigation, whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement pursuant to which Warrant Shares were registered under the Act (hereinafter called a "Registration Statement"), any preliminary prospectus, the final prospectus or any amendment or supplement thereto (or in any application or document filed in connection therewith) or document executed by the Company based upon written information furnished by or an behalf of the Company filed in any jurisdiction in order to register or qualify the Warrant Shares under the securities laws thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the employment by the Company of any device, scheme or artifice to defraud, or the engaging by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit, or any conspiracy with respect thereto, in which the Company shall participate, in connection with the issuance and sale of any of the of the Warrant Shares; provided, however, that (i) the indemnity agreement contained in this Subsection 6(a) shall not extend to any selling holder of Warrant Shares in respect if any such losses, claims, damages, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement or any such omission or alleged omission, if such statement or omission was based upon and made in conformity with information furnished in writing to the Company by a selling holder of Warrant Shares specifically for use in connection with the preparation of such Registration Statement, any final prospectus, any preliminary prospectus or any such amendment or supplement thereto. The Company agrees to pay any legal and other expenses for which it is liable under this Subsection 6(a) from time to time (but not more frequently than monthly) within thirty (30) days after its receipt of a bill therefor.

(b) Each selling holder of Warrant Shares, severally and not jointly, will indemnify and hold harmless the Company, its directors, its officers who shall have signed the Registration Statement consultants, underwriters or agents and each person, if any, who controls the Company within the meaning of Section 15 of the Act to the same extent as the foregoing indemnity from the Company, but in each case to the extent, and only to the extent, that any statement in or omission from or alleged omission from such Registration Statement, any final prospectus, any preliminary prospectus or any amendment or supplement thereto was made in reliance upon information furnished in writing to the Company by such selling holder specifically for use in connection with the preparation of the Registration Statement, any final prospectus or the preliminary prospectus or any such amendment or supplement thereto; provided, however, that the obligation of any holder of Warrant Shares to indemnify the Company under the provisions of this Subsection 6(b) shall be limited to the product of the number of Warrant Shares being sold by the selling holder and the market price of the Common Stock on the date of the sale to the public of these Warrant Shares. Each selling holder of Warrant Shares agrees to pay any legal and other expenses for which it is liable under this Subsection 6(b) from time to time (but not more frequently than monthly) within thirty (30) days after receipt of a bill therefor.

(c) If any action is brought against a person entitled to indemnification pursuant to the foregoing Subsections 6(a) or 6(b) (an "indemnified party") in respect of which indemnity may be sought against a person granting indemnification (an "indemnifying party") pursuant to such Sections, such indemnified party shall promptly notify such indemnifying party in writing of the commencement thereof, but the omission so to notify the Indemnifying party of any such action shall not release the indemnifying party from any liability it may have to such indemnified party otherwise than on account of the indemnity agreement contained in the foregoing Subsections 6(a) or 6(b). In case any such action is brought against an indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party against which a claim is to be made will be entitled to participate therein at its own expense and, to the extent that it may wish, to assume at its own expense the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, that (i) if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded based upon advice of counsel that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assume such legal defenses and otherwise to participate in the defense of such action on behalf of such indemnified party or parties and (ii) in any event, the indemnified party shall be entitled to have counsel chosen by such indemnified party participate in, but not conduct, the defense at the expense of the indemnifying party. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with proviso (i) to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent.

(d) In order to provide for just an equitable contribution in circumstances in which the indemnity agreement provided for in Subsection 6(a) hereof is unavailable to a selling holder of Warrant Shares in accordance with its terms, the Company and the selling holder of Warrant Shares shall contribute to the aggregate losses, claims, damages and liabilities, of the nature contemplated by said indemnity agreement, incurred by the Company and the selling holder of Warrant Shares, in such proportions as is appropriate to reflect the relative benefits received by the Company and the selling holder of Warrant Shares from any offering of the Warrant Shares; provided, however, that if such allocation is not permitted by applicable law or if the indemnified party failed to give the notice required under Subsection 6(c) hereof, then the relative fault of the Company and the selling holder of Warrant Shares in connection with the statements or omissions which resulted in such losses, claims, damages and liabilities and other relevant equitable considerations will be considered together with such relative benefits. Notwithstanding anything within this Warrant to the contrary, no party found liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e) The respective indemnity and contribution agreements by the Company and the selling holder of Warrant Shares in Subsections 6(a), 6(b), 6(c) and 6(d) hereof shall remain operative and in full force and effect regardless of (i) any investigation made by any selling holder of Warrant Shares or by or on behalf of any person who controls such selling holder or by the Company or any controlling person of the Company or any director or any officer of the company, (ii) payment for any of the Warrant Shares or (iii) any termination of this Agreement, and shall survive the delivery of the Warrant Shares, and any successor of the Company, or of any selling holder of Warrant Shares, or of any person who controls the Company or of any selling holder of Warrant Shares, as the case may be, shall be entitled to the benefit of such respective indemnity and contribution agreements. The respective indemnity and contribution agreements by the Company and the selling holder of Warrant Shares contained in Subsections 6(a), 6(b), 6(c) and 6(d) hereof shall be in addition to any liability which the Company and the selling holder of Warrant Shares may otherwise have.

7.       Limited Transferability.

(a) This Warrant is not transferable or assignable by the Holder except (i) to Ladenburg Thalmann & Co. Inc., any successor firm or corporation of Ladenburg Thalmann & Co. Inc. (ii) to any of the officers or employees of Ladenburg
Thalmann & Co. Inc. or of any such successor firm or (iii) in the case of an individual, pursuant to such individual's last will and testament or the laws of descent and distribution and is so transferable only upon the books of the Company which it shall cause to be maintained for the purpose. The Company may treat the registered holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All Warrants will be dated the same date as this Warrant.

(b) By acceptance hereof, the Holder represents and warrants that this Warrant is being acquired, and all Warrant Shares to be purchased upon the exercise of this Warrant will be acquired, by the Holder solely for the account of such Holder and not with a view to the fractionalization and distribution thereof and will not be sold or transferred except in accordance with the applicable provisions of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and the Holder agrees that neither this Warrant nor any of the Warrant Shares may be sold or transferred except under cover of a Registration Statement under the Act which is effective and current with respect to such Warrant Shares or pursuant to an opinion, in form and substance reasonably acceptable to the Company's counsel, that registration under the Act is not required in connection with such sale or transfer. Any Warrant Shares issued upon exercise of this Warrant shall bear the following legend:

"The Securities represented by this certificate have not been registered under the Securities Act of 1933 and are restricted securities within the meaning thereof. Such securities may not be sold or transferred except pursuant to a Registration Statement under such Act which is effective and current with respect to such securities or pursuant to an opinion of counsel reasonably satisfactory to the issuer of such securities that such sale or transfer is exempt from the registration requirements of such Act."

8. Loss, etc., of Warrant.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

9.       Warrant Holder Not Shareholders.

Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

10.      Communication.

No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

(a) the Company at 215 South State, Suite 550, Salt Lake City, UT 84111 or such other address as the Company has designated in writing to the Holder; or

(b) the Holder at 690 Madison Avenue, New York, NY 10022 or such other address as the Holder has designated in writing to the Company.

11.      Headings.

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

12.      Applicable Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of New York,

IN WITNESS WHEREOF, Crown Energy Corporation has caused this Warrant to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this _______ day of May 1998.



ATTEST:



/s/ Richard S. Rawdin                          By: /s/ Jay Mealey
---------------------                              --------------
Secretary                                          Jay Mealey
                                                   President

[Corporate Seal]


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